Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS AGREEMENT, is made and entered into by and between Virtual Radiologic Consultants, Inc. (the “Corporation”) and Mark Marlow (the “Executive”), and shall be effective (the “Effective Date”) as of this first day of August, 2003.

WITNESSETH:

WHEREAS, the Corporation is in the business of providing radiologic services to health care providers; and

WHEREAS, the Executive, due to his management knowledge and experience, is expected to make a significant contribution to the growth of the Corporation; and

WHEREAS, it is in the best interests of the Corporation to reinforce and encourage the attention and dedication of Executive to his assigned duties and to ensure the continued availability to the Corporation of the Executive, including in the event of a Change in Control.

THEREFORE, in consideration of the foregoing and other respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1.) Term of Agreement. This Agreement shall commence on the Effective Date and shall, subject to Section 12, continue in effect for a period of 38 months; provided, however, that it may be extended by the written mutual agreement of the Corporation and Executive, or in accordance with Section 5 in the event of a Change in Control. Notwithstanding the preceding sentence, Executive’s employment may be terminated For Cause pursuant to Section 4(b) or following a Change in Control pursuant to Section 5(b), and shall terminate upon Executive’s death or Disability pursuant to Section 4(d).

2.) Title; Capacity: Duties. Executive shall serve as Chief Financial Officer of the Corporation, and in such other position(s) as the Corporation’s Chief Executive Officer may determine from time to time. Executive shall be subject to the supervision of, shall report directly to, and shall have such authority as is delegated to him by, the President or Chief Executive Officer or their designee. Executive accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the President or Chief Executive Officer or their designee shall from time to time reasonably assign to her.

(a) Executive shall devote his entire business time, attention and energies to the business and interests of the Corporation during the employment period, and shall not perform paid services for another person or organization without the prior written consent of the Corporation.

Initialed by:
/s/ Mark Marlow	Executive
/s/ Sean O. Casey	Corporation

(b) Executive shall abide by the rules, regulations, instructions, personnel practices and policies of the Corporation and any changes therein which may be adopted from time to time.

3.) Compensation and Benefits.

(a) Salary. The Corporation shall pay Executive a monthly base salary of $10,833.33. Such monthly base salary shall be subject to increases of 9% as of each anniversary of the Effective Date.

(b) Bonus. Executive shall be eligible to receive bonuses for each fiscal quarter of the Corporation on the basis of the Corporation’s performance.

(1)	For each fiscal quarter of the Corporation ending during the term of this Agreement, the amount of the bonus shall be determined as two and one-half percent (2.5%) of the Corporation’s increase in gross revenue for such fiscal quarter, over its gross revenue for the prior fiscal quarter. For purposes of this Section 3(b), any revenue attributable to the Corporation’s acquisition of and/or merger or other consolidation with, or acquisition of assets of, one or more other entities or enterprises, or portion thereof (including without limitation radiology practices): (i) will be specifically excluded from any calculation of gross revenue for purposes of computing any increase in gross revenue between the fiscal quarter in which the closing of the transaction occurred (the “Transaction Quarter”) and the previous fiscal quarter, and (ii) will for purposes of computing any increase in gross revenue between the Transaction Quarter and a subsequent fiscal quarter, be adjusted by such amount as the Corporation shall determine on the basis of reasonable calculations so as to best reflect a full quarter of gross revenue.

(2)	If the Corporation fails to pay the computed bonus for any fiscal quarter within 60 days (or, if there are extenuating circumstances, within 90 days) after the end of the corresponding fiscal quarter, the amount of such bonus shall be increased by an interest factor often percent (10%) per annum, calculated from the expiration of such 60 (or 90) day period until the date that the bonus payment is made by the Corporation.

(3)	Gross revenue shall be determined by the Corporation for each fiscal quarter, and by the Corporation’s independent accounting firm annually. Any differences between the Corporation’s quarterly gross revenue determinations and the independent accounting firm’s determinations will be applied as an adjustment to the next quarter’s bonus, but with no crediting of interest pursuant to Section 3(b)(2).

Initialed by:
/s/ Mark Marlow	Executive
/s/ Sean O. Casey	Corporation

2.

(4)	The previous provisions of this Section 3(b) notwithstanding, Executive must be employed by the Corporation on the last day of a fiscal quarter in order to be eligible to receive a bonus for that fiscal quarter; provided, however that if Executive is not employed on the last day of a fiscal quarter the board of directors of the Corporation shall have discretion to award Executive all or a portion of the bonus which would otherwise be payable.

(c) Benefits. Executive shall be entitled to participate in all benefit plans and policies (including vacation and other paid or unpaid time-off policies) that the Corporation establishes and makes available to its non-physician executives, if any, to the extent that Executive’s position, tenure, salary, age, health and other qualifications make him eligible to participate under such plans in accordance with their terms.

(d) Reimbursement of Expenses. The Corporation shall reimburse Executive for all reasonable travel, entertainment, and other expenses incurred or paid by Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by Executive of documentation, expense statements, vouchers and/or such other supporting information in accordance with standard Corporation policies.

(e) Stock Options. Executive will be eligible to receive a grant of stock options under the Corporation’s stock option plan, for thirty-five thousand (35,000) shares of common stock of the Corporation, of which:

(1)	Options will vest and become exercisable in monthly increments of 921 options per month on the last day of each month for 37 months., except for the final increment which shall be 923 options on the last day of the 38th month.

If, and as provided under the applicable stock option agreement(s), Executive agrees as a condition for the purchase of shares upon exercise of stock options to execute and be bound by the terms of a shareholder agreement between the Corporation and shareholders.

The previous provisions of this Section 3(e) notwithstanding, in the event of Executive’s termination of employment within one (1) year of the Effective date of this Agreement, either voluntarily at the election of Executive (other then as a result of Executive’s disability pursuant to Section 4(d)) or for Cause at the election of the Corporation, any options then granted and unexercised shall be forfeited, and any shares of stock which may have been purchased by Executive by the exercise of an option shall be returned to the Corporation by Executive, and the amount paid by Executive for the purchase of such shares upon exercise of an option shall be refunded by the Corporation to Executive.

Initialed by:
/s/ Mark Marlow	Executive
/s/ Sean O. Casey	Corporation

3.

In the event Executive’s employment is terminated by the Corporation without Cause, Executive may exercise any or all unexercised vested stock options within 60 days of the termination date.

All options shall vest and become exercisable upon a Change in Control pursuant to Section 5, in accordance with the provisions of the Corporation’s stock option plan.

4.) Termination of Employment; Effect of Termination of Employment. Executive’s employment pursuant to this Agreement shall terminate upon any of the following occurrences, with the following effects:

(a) The expiration of 38 months following the Effective Date of this Agreement, or if Executive’s employment is extended by the written mutual agreement of the Corporation and Executive or in accordance with Section 5 in the event of a Change in Control, the expiration of the period of extension.

Subject to Section 5, in the event Executive’s employment is terminated pursuant to this Section 4(a), the Corporation shall pay to executive the compensation, including but not limited to salary and prorated bonus, that would otherwise be payable to the Executive up to the end of the month in which his termination of employment occurs.

(b) At the election of the Corporation for any reason, with or without Cause, during the period that this Agreement is in effect, including any period of extension.

In the event Executive’s employment is terminated at the election of the Corporation pursuant to this Section 4(b) other than for Cause, a Change in Control of the Corporation, or Executive’s death or disability, and prior to the expiration of 38 months following the Effective Date of this Agreement, or if Executive’s employment is extended by the written mutual agreement of the Corporation and Executive, the expiration of the period of extension, the Corporation shall provide Executive with a severance benefit determined on the basis of twelve (12) months of Executive’s monthly base salary, as defined in Section 3(a), as of the date of termination. The severance benefit shall be paid in installments, each equal to Executive’s monthly base salary as of the date of termination, net of any required withholdings, for a period of twelve (12) months from the date of Executive’s termination of employment, or until such earlier date as the President or Chief Executive Officer of the Corporation has made a determination based on substantial evidence that Executive has materially violated any of the provisions of Sections 8,9,10 or 11, whichever occurs earlier. Any severance payment that is more then 30 (days) in arrears (the “late date”) shall be credited with interest from such late date at a rate of ten percent (10%) per annum. Such severance payments shall be in full satisfaction of any and all obligations then or thereafter owed by the Corporation to Executive pursuant to this Agreement.

Initialed by:
/s/ Mark Marlow	Executive
/s/ Sean O. Casey	Corporation

4.

(c) At the election of the Corporation, for “Cause”, immediately upon written notice by the Corporation to Executive. “Cause” for such termination shall mean:

(1)	Dishonesty of Executive with respect to the Corporation;

(2)	Willful misfeasance or nonfeasance of duty intended to injure, or having the effect of injuring, the reputation, business or business relationships of the Corporation or its respective officers, directors or executives;

(3)	A charge by a governmental entity against Executive of any crime involving moral turpitude which is demonstrably and materially injurious to the Corporation, or upon the filing of any civil action involving a charge of embezzlement, theft, fraud or other similar act which is demonstrably and materially injurious to the Corporation;

(4)	Willful or prolonged absence from work by Executive (other than by reason of Disability due to physical or mental illness) or failure, neglect or refusal by Executive to perform bis duties and responsibilities without the same being corrected upon ten (10) days prior written notice; or

(5)	Material breach by Executive of any of the covenants contained in this Agreement, specifically including but not limited to, the covenants contained in Sections 8,9,10 and 11 hereof.

In the event Executive’s employment is terminated for Cause pursuant to this Section 4(c), then no further compensation other than that already accrued as of the date of termination of employment shall be due to Executive under this Agreement.

(d) Immediately upon the death or Disability of Executive. For purposes of this Agreement, “Disability” shall mean the inability of Executive, due to a physical or mental impairment, for a period of 90 days, whether or not consecutive, during any 365 day period, to perform the services contemplated under this Agreement. A determination of Disability shall be made by a physician engaged by the Corporation.

In the event Executive’s employment is terminated by death or because of Disability pursuant to this Section 4(d), the Corporation shall pay to the estate of Executive or to Executive, as the case may be, the compensation which would otherwise be payable to Executive up to the end of the month in which the termination of his employment because of death or Disability occurs.

(e) At the election of the Corporation or at the election of executive for Good Reason, in accordance with Section 5 in the event of a Change in Control.

In the event Executive’s employment is terminated in conjunction with a Change in Control pursuant to this Section 4(e), the Corporation shall pay to Executive the amount determined pursuant to Section 5. To the extent Executive is entitled to, and actually receives, amounts payable under Section 5 concerning a Change in Control, then, notwithstanding the previous provisions of this Section 4, such amounts shall offset and

Initialed by:
/s/ Mark Marlow	Executive
/s/ Sean O. Casey	Corporation

5.

reduce (but not below zero) any obligation of the Corporation to make a payment to Executive under this Section 4.

The previous provisions of this Section 4 notwithstanding, in the event that Executive materially breaches any covenants of this Agreement, including covenants which survive termination of this Agreement, Executive shall not be entitled to receive any amounts pursuant to this Section 4, and in such event Executive agrees to refund any amounts she has received pursuant to this Section 4.

5.) Change in Control.

(a) For purposes of this Agreement a Change in Control shall occur upon any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) first becoming after the Effective Date a “beneficial owner” (as defined in Rule 13d under the Exchange Act), directly or indirectly, of securities of the Corporation representing 40% or more of the combined voting power of the Corporation’s then outstanding securities.

(b) Executive agrees that, subject to the provisions of this Section 5, in the event of a Change in Control of the Corporation occurring after the Effective Date, Executive will remain in the employ of the Corporation until the later of 38 months following the Effective Date or a period of twenty-four (24) months from the date of such Change in Control. The Corporation may terminate Executive’s employment at any time following a Change in Control, however any such termination of employment prior to the later of 38 months following the Effective Date or a period of twenty-four (24) months following the Change in Control, shall be deemed for purposes of this Agreement to constitute a termination in conjunction with the Change in Control.

(c) Upon termination of Executive’s employment in conjunction with a Change in Control:

(1)	If Executive’s employment shall be terminated (a) by the Corporation other than for Cause, or (b) by Executive for Good Reason as defined below, then Executive shall be entitled to compensation and severance benefits as provided below:

(A)	The Corporation shall pay Executive, through the date of termination, the Executive’s salary as in effect at the time the notice of termination is given and any other form or type of compensation otherwise payable for such period including but not limited to prorated bonus;

(B)	The Corporation shall also provide a monthly severance benefit determined on the basis of twelve (12) months of Executive’s monthly base salary, as defined in Section 3(a), as of the date of

Initialed by:
/s/ Mark Marlow	Executive
/s/ Sean O. Casey	Corporation

6.

termination. The severance benefit shall be paid in installments, each equal to Executive’s monthly base salary as of the date of termination, net of any required withholdings for a period of twelve (12) months from the date of Executive’s termination of employment, or until such earlier date as the President or Chief Executive Officer of the Corporation has made a determination based on substantial evidence that Executive has materially violated any of the provisions of Sections 8, 9, 10 or, 11 whichever occurs earlier. Any severance payment owed to Executive which is more than thirty (30) days in arrears (the “late date”) shall be credited with interest from such late date at a rate of ten percent (10%) per annum.

(2)	Executive shall be entitled to terminate his employment in conjunction with a Change in Control for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the failure of the Corporation to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement in accordance with Section 14.

6.) Notice of Termination. Any purported termination of Executive’s employment by the Corporation or Executive shall be communicated by 30 day prior written notice of termination to the other party in accordance with Section 15, and shall indicate the specific termination provision in this Agreement relied upon and shall set forth the facts and circumstances claimed to provide a basis for termination of employment.

7.) No Requirement to Mitigate Payments. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer or by retirement benefits after the date of termination, or otherwise.

8.) Confidential Information.

(a) For purposes of this Agreement, “Confidential Information” means information proprietary to the Corporation and not generally known (including trade secret information) about the Corporation’s customers, products, services, personnel, pricing, sales strategy, technology, methods, processes, research, development, finances, systems, techniques, accounting, purchasing and plans. All information disclosed to Executive or to which she obtains access, whether originated by him or by others, during the period that Executive is or was an employee of or consultant or contractor to the Corporation, or its predecessor PLLC or any related entity (such period being referred to as the “Employment Period”) (whether prior to execution of this Agreement or thereafter), shall be presumed to be Confidential Information if it is treated by the Corporation as being Confidential Information or if Executive has a reasonable basis to believe it to be Confidential Information.

Initialed by:
/s/ Mark Marlow	Executive
/s/ Sean O. Casey	Corporation

7.

(b) Except as required in connection with Executive’s duties as an officer or employee of the Corporation, Executive shall not, either during the Employment Period or at any time thereafter, use or disclose to any person any Confidential Information for any purpose.

(c) In the event that the Employment Period ends, for any reason and whether voluntarily or involuntarily, Executive will not seek or accept to provide services to the extent that such provision of services would likely require or result in the use or disclosure of Confidential Information. Executive agrees that should the Employment Period terminate for any reason, Executive shall inform the Corporation of the identity and location of any company to which Executive provides any services as an employee or independent Executive or in any other capacity for a period of two years after the termination of the Employment Period. Executive acknowledges that the purpose of this information is to allow the Corporation to inform such companies that Executive is in possession of Confidential Information of the Corporation. Executive further acknowledges that Executive’s failure to supply the information required by this provision may make Executive personally liable for any use of the Corporation’s Confidential Information by those companies.

9.) Inventions.

(a) Assignment of Inventions and Works Limitation of Assignment in Certain Cases. Executive acknowledges that Executive will exercise Executive’s inventive and creative abilities for the benefit of the Corporation.

(1)	Executive therefore assigns and transfers to the Corporation Executive’s entire right, title and interest in and to all Inventions. Executive agrees that all such Inventions are the sole property of the Corporation. For purposes of this Agreement, “Inventions” shall include but not be limited to all ideas, improvements, designs and discoveries whether or not patentable and whether or not reduced to practice, made or conceived by Executive (whether made solely by Executive or jointly with others) which relate in any manner to the business, work or research and development of the Corporation or its subsidiaries, or result from and are suggested by any task assigned to Executive or any work performed by Executive for or on behalf of the Corporation, its predecessor PLLC or any related entity. The foregoing definition does not however, include an Invention for which no equipment supplies, facility, or confidential information of the Corporation was used and that was developed entirely on Executive’s own time and (i) that does not directly relate to the Corporation’s business or research or development, or (ii) that does not result from any work performed by Executive for the Corporation.

(2)	Executive agrees that all Works are the sole property of the Corporation, and shall, to the extent possible, be considered works made for hire for

Initialed by:
/s/ Mark Marlow	Executive
/s/ Sean O. Casey	Corporation

8.

Corporation within the meaning of Title 17 of the United States Code; provided, however, that if Executive is domiciled in California or if any of the Work is created in California, then such Work shall not be a work made for hire. If for any reason any Work is not deemed to be a work made for hire, then Executive assigns and transfers to the Corporation Executive’s entire right, title and interest in and to such Work, and Executive further waives all of his rights under the United States Copyright Act and under any other country’s copyright law, including any rights provided in 17 U.S.C. §§ 106 and 106A, for any and all purposes for which such Work and any derivative works thereof may be used, and any rights of attribution and integrity or any other “moral rights of authors” with respect to such Work and any derivative works thereof and any uses thereof to the full extent now or hereafter permitted by the laws of the United States of America or the laws of any other country. For purposes of this Agreement, “Works” shall include but not be limited to all copyrightable works created by Executive (whether solely by Executive or jointly with others) during the Employment Period, or any time thereafter, which relate in any manner to the business, work or research and development of the Corporation or its subsidiaries, or result from and are suggested by any task assigned to Executive or any work performed by Executive for or on behalf of the Corporation or its subsidiaries.

If any such assignment is invalid or ineffective for any reason, then Executive hereby grants Corporation a perpetual, royalty-free, non-exclusive, worldwide license to fully exploit any intellectual property or propriety rights in such Inventions and Works and any patents and copyrights (or other intellectual property or propriety registrations or applications) resulting there from.

(b) Disclosure of Inventions, Works and Patents. Executive agrees that in connection with any Invention and Work:

(1)	Executive will disclose such Invention promptly in writing to the President of the Corporation, or the Board of Directors of the Corporation, if the Executive is the President of the Corporation, in order to permit the Corporation to claim rights to which it may be entitled under this Agreement. Such disclosure shall be received in confidence by the Corporation.

(2)	Executive will, at the Corporation’s request, promptly execute a written assignment of title to the Corporation for any Invention required to be assigned by this Article (“Assignable Invention”), and Executive will preserve any such Assignable Invention as confidential information of the Corporation.

Initialed by:
/s/ Mark Marlow	Executive
/s/ Sean O. Casey	Corporation

9.

(3)	Executive will give to the relevant contact person at the Corporation a copy of such Work. Executive will, at the Corporation’s request, promptly execute a written assignment of title to the Corporation for any such Work.

(4)	Upon request, Executive agrees to assist the Corporation or its nominee (at its expense) during and at any time subsequent to the Employment Period in every reasonable way to obtain for its own benefit patents and copyrights for such Assignable Inventions and such Works in any and all countries, which Inventions and Works shall be and remain the sole and exclusive property of the Corporation or its nominee whether or not patented or copyrighted. Executive agrees to execute such papers and perform such lawful acts as the Corporation deems to be necessary to allow it to exercise all right, title and interest in such patents and copyrights.

(c) Execution of Documents. In connection with this Section 9, Executive further agrees to execute, acknowledge and deliver to the Corporation or its nominee upon request (at its expense) all such documents, including applications for patents and copyrights and assignments of inventions, patents and copyrights to be issued therefore, as the Corporation may determine necessary or desirable to apply for and obtain letters, patents and copyrights on such Assignable Inventions and such Works in any and all countries and/or to protect the interest of the Corporation or its nominee in such Inventions, such Works, patents and copyrights, and to vest title thereto in the Corporation or its nominee.

(d) Maintenance of Records. Executive agrees to keep and maintain adequate and current written records of all Inventions and Works made or created by Executive (in the form of notes, sketches, drawings and other typical forms), which records shall be available to and remain the sole property of the Corporation at all times.

(e) Prior Inventions. It is understood that all inventions, if any, patented or unpatented, which Executive made prior to the Executive’s first day as an employee of or consultant or contractor to the Corporation, its predecessor PLLC or any related entity (and which have not been otherwise assigned or transferred to the Corporation) are excluded from the scope of this Agreement. To preclude any possible uncertainty, Executive has set forth on Exhibit A attached hereto a complete list of all Executive’s prior inventions, if any, including numbers of all patents and patent applications, and a brief description of all unpatented inventions that are not the property of a previous employer or other person and which have not been otherwise assigned or transferred to the Corporation. Executive represents and covenants that the list is complete and that, if no items are on the list, Executive has no such prior inventions. Executive agrees to notify the Corporation in writing before Executive makes any disclosure or performs any work on behalf of the Corporation which appears to threaten or conflict with proprietary rights Executive claims in any invention or idea. In the event of Executive’s failure to

Initialed by:
/s/ Mark Marlow	Executive
/s/ Sean O. Casey	Corporation

10.

give such notice, Executive agrees that Executive will make no claim against the Corporation with respect to any such inventions or ideas.

(f) Trade Secrets and Intellectual Property of Others. Executive represents that Executive’s performance of all the terms of this Agreement does not and will not breach any noncompetition or nonsolicitation agreement, or any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to the Employment Period, and Executive will not disclose to the Corporation or induce the Corporation to use any confidential or proprietary information or material belonging to any previous employer or other person. Executive agrees not to enter into any agreement either written or oral in conflict herewith.

(g) Noninfringment. Executive represents that the work product that Executive provides to the Corporation, including the Inventions and the Works, and Corporation’s use thereof in their indented manner: (a) do not and will not infringe or violate the copyright or trade secret rights of any other party; and (b) to the best of Executive’s knowledge, do not and will not infringe or violate the actual or prospective patent or trademark rights of any other party. If at any time during or after the Employment Period, Executive has reason to believe that the foregoing representation is no longer true, then Executive shall promptly inform Corporation of such belief and the reasons therefor.

(h) Other Obligations. Executive acknowledges that the Corporation from time to time may have agreements with other persons or with the U.S. Government or governments of other countries, or agencies thereof, which impose obligations or restrictions on the Corporation regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. Executive agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Corporation thereunder.

Initialed by:
/s/ Mark Marlow	Executive
/s/ Sean O. Casey	Corporation

11.

10.) Return of Corporation Property. Upon termination of the Employment Period, Executive shall deliver promptly to the Corporation all records, manuals, books, forms, documents, letters, memoranda, data, tables, photographs, video tapes, audio tapes, computer disks and other computer storage media, and copies thereof, that are the property of the Corporation, or that relate in any way to the business, products, services, personnel, customers, practices or techniques of the Corporation, except Executive may retain a copy of all materials used in the normal course of fulfilling his duties, and in his possession, for the sole purpose of facilitiating any disagreement resolution. Executive also shall promptly return all other property of the Corporation (such as, for example, computers, cellular telephones, pagers, credit cards and keys), whether or not containing Confidential Information, that are in Executive’s possession or under his control. Executive shall agree to indemnify the corporation against any and all losses arising from the misuse of said documents while these documents are under the control of Executive during or after termination of Agreement.

11.) Non-Competition.

(a) Executive agrees that, during the Employment Period and for a period of twelve (12) months after the Employment Period ends, whether voluntarily or involuntarily, Executive will not directly or indirectly:

(1)	induce or attempt to induce any person who is employed by or otherwise engaged to perform services for the Corporation to cease working for the Corporation;

(2)	induce or attempt to induce any customer, client, vendor, or supplier of the Corporation to cease doing business with the Corporation; or

(3)	engage or participate, either individually or as an employee, contractor, consultant, principal, owner, partner, agent, trustee, officer, director or shareholder of a corporation, partnership or other business entity, in any business which competes with the Corporation or engages in any line of business which the Corporation has entered or internally announced an intention to enter prior to the end of the Employment Period, including, without limitation, the provision of radiology services through the Internet to Providers. Notwithstanding the foregoing, nothing in this Article shall be deemed to preclude Executive from holding less than 1% of the outstanding capital stock of any corporation required to file periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and the securities of which are listed on any national securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System or traded on the over-the-counter market.

(b) Executive acknowledges that the Corporation has expended substantial time and expense in the acquisition, research and development of processes, technology,

Initialed by:
/s/ Mark Marlow	Executive
/s/ Sean O. Casey	Corporation

12.

techniques and products which are unique to the Corporation or not generally known to others and which could be unfairly taken or used by others in competition with the Corporation, and further acknowledges that competition with the Corporation is not based strictly on geographical location. Accordingly, Executive agrees that the restrictions contained in this Agreement are reasonable. If the scope of the restrictions contained herein is too broad to permit enforcement of such restrictions to their full extent, then such restrictions shall be construed or re-written (“blue-lined”) so as to be enforceable to the maximum extent permitted by law, and Executive hereby consents, to the extent Executive may lawfully do so, to the judicial modification of the scope of such restrictions in any proceeding brought to enforce such restrictions.

12.) Survival of Provisions. Anything herein to the contrary notwithstanding, the provisions of Sections 8, 9, 10 and 11 and any obligations of the Corporation under Sections 4 and 5 to provide payments to Executive beyond the date that this Agreement is terminated, shall survive the termination of this Agreement.

13.) Equitable Remedies. Executive acknowledges that the Corporation’s remedy at law for any breach or threatened breach of this Agreement will be inadequate. Therefore, the Corporation shall be entitled to injunctive and other equitable relief restraining Executive from violating those requirements, in addition to any other remedies that may be available to the Corporation under this Agreement or applicable law.

14.) Successors; Binding Agreement. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall entitle Executive to terminate his employment for Good Reason in accordance with Section 5(c)(2).

This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, successors, heirs, and designated beneficiaries. If Executive should die while any amount would still be payable to Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s designated beneficiaries, or, if there is no such designated beneficiary, to the Executive’s estate.

15.) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the last known residence address of the Executive or in the case of the Corporation, to its principal office to the attention of each of the then directors of the Corporation with a copy to its Secretary, or to such other address as either party may have

Initialed by:
/s/ Mark Marlow	Executive
/s/ Sean O. Casey	Corporation

13.

furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

16.) Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties. No waiver by either party hereto at any time of any breach by the other party to this Agreement of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or similar time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota.

17.) Validity. The invalidity or unenforceability or any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned officer, on behalf of Virtual Radiologic Consultations, Inc., and the Executive hereby execute this Agreement this 29th day of April, 2004.

CORPORATION:		EXECUTIVE:
VIRTUAL RADIOLOGIC, INC.

By:	/s/ Sean O. Casey	/s/ Mark Marlow
Its: Chief Executive Officer

Initialed by:
/s/ Mark Marlow	Executive
/s/ Sean O. Casey	Corporation

14.

Exhibit A

to

Virtual Radiologic Consultants, Inc.

Employment Agreement

Executive has indicated on this Exhibit all Inventions (as defined in the Employment Agreement) in which Executive owned any right or interest prior to time Executive became an employee of the Corporation or its PLLC predecessor. Executive agrees that any present or future Inventions not listed in this Appendix are subject to assignment under the attached Employment Agreement.

Brief Description of Inventions	Right, Title or Interest and Date Acquired

Dated: 4/29/04	/s/ Mark Marlow
Executive

Initialed by: Executive
Corporation

15.